EXHIBIT N

AMENDMENT NO. 3

TO

PUT AND CALL AND TRANSFER RESTRICTION AGREEMENT

This Amendment No. 3 to Put and Call and Transfer Restriction Agreement (this “Amendment”) is made and entered into as of February 15, 2013, by and among Retail & Restaurant Growth Capital, L.P., a Delaware limited partnership (“RRGC”), Stratford Capital Partners, L.P., a Texas limited partnership (“Stratford”), and TLL Partners, L.L.C., a Delaware limited liability company (“TLLP”). Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to such terms in the Agreement (as defined below).

The parties entered into the Put and Call and Transfer Restriction Agreement dated August 18, 2011, as amended by Amendment No. 1 on December 7, 2012 and Amendment No. 2 on January 16, 2013 (collectively, the “Agreement”).

Pursuant to the Agreement, TLLP granted to Stratford and RRGC the right and option, exercisable by giving a Put Option Notice to TLLP during the Put Option Period, to require TLLP to repurchase from Stratford and/or RRGC, as applicable, all or any portion of the Stratford Shares and/or the RRGC Shares held by Stratford or RRGC, as applicable, in accordance with the terms of the Agreement.

The parties now desire to amend the Agreement in order to extend the Put Option Period as specified in this Amendment.

The parties agree as follows:

1. Amendment to the Agreement.

The second paragraph of the Recitals of the Agreement is hereby amended by replacing the words “11:59 p.m. Dallas, Texas time on March 1, 2013” with the words “11:59 p.m. Dallas, Texas time on May 30, 2013.” Accordingly, the termination of the Put Option Period is hereby extended to 11:59 p.m. Dallas, Texas time on May 30, 2013.

2. Miscellaneous.

(a)	Effect of Amendment. All other provisions of the Agreement remain in full force and effect, and all rights, duties and obligations remain unchanged except as expressly provided in this Amendment.

(b)	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of law rules of such state.

(c)	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

RETAIL & RESTAURANT GROWTH CAPITAL, L.P.

By:	Retail & Restaurant Growth Partners, its general partner

By:	Retail & Restaurant Growth Management, Inc., its general partner

By:	/s/ Joseph L. Harberg
Name: Joseph L. Harberg
Title: President

STRATFORD CAPITAL PARTNERS, L.P.

By:	Stratford Capital GP Associates L.P., its general partner

By:	Stratford Capital Corporation, its general partner

By:	/s/ David W. Knickel
Name: David W. Knickel
Title: Vice President

TLL PARTNERS, L.L.C.

By:	/s/ Robert M. McMurrey
Name: Robert M. McMurrey
Title: Sole Manager